Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT:     Anna E. Torma
(512) 433-5312

FORESTAR GROUP INC. REPORTS SECOND QUARTER 2015 RESULTS

AUSTIN, TEXAS, August 5, 2015—Forestar Group Inc. (NYSE: FOR) today reported a second quarter 2015 net loss of approximately ($34.5) million, or ($1.01) per share outstanding, compared with second quarter 2014 net income of approximately $14.8 million, or $0.34 per share outstanding. Second quarter 2015 results include non-cash charges of approximately ($36.7) million, or ($1.07) per share, after-tax, principally related to impairment of proved properties and unproved leasehold interests and exploratory dry hole costs associated with non-core oil and gas assets in Oklahoma, Nebraska and Kansas. Excluding special items, second quarter 2015 net income was $2.2 million, or $0.06 per share.

	Second Quarter
	2015	2014

Net income (loss) per share - as reported	($1.01)	$0.34

Special items per share (after-tax):
Proved property impairments	0.47	—
Unproved leasehold interest impairments	0.40	—
Exploratory dry hole expense and other charges	0.20	—

Total special items per share (after-tax)	$1.07	$—

Net income per share - excluding special items	$0.06	$0.34

“Following completion of our strategic review, we are executing our strategic initiatives focused on growing our core real estate business and harvesting cash flow from our non-core oil and gas business by significantly lowering its capital expenditures and operating costs,” said Jim DeCosmo, President and Chief Executive Officer of Forestar. “Consistent with the execution of initiatives related to our non-core oil and gas business, second quarter non-cash charges were principally related to well results, lower oil price forecasts, the suspension of exploration and drilling operations in Oklahoma, Nebraska and Kansas, and increased likelihood that these non-core oil and gas assets will be sold. Excluding these non-cash charges, the oil and gas segment generated essentially break-even segment results despite a significant decline in oil and gas prices, which were offset by a 21% increase in oil production and lower operating costs compared with second quarter 2014.”

Stable Real Estate Market Demand and Low Inventories
"Our real estate segment results continue to reflect stable market demand in our communities and low inventories, with residential lot sales activity up almost 80% compared with first quarter 2015, driven principally by timing related to takedown schedules with homebuilders. In addition, lot prices and margins remain strong, reflecting the execution of our strategy."

Growing Core Real Estate Business and Investing in Multifamily Opportunities
"We continued to grow our core real estate business, acquiring two new residential community sites during the quarter. Construction continued on our other multifamily projects and two new projects started construction during the quarter in Nashville and Charlotte. Multifamily construction and leasing activity continued to make solid progress by delivering the first units at Denver 360° and Acklen in Nashville, and substantially completing construction of the Midtown Cedar Hill project near Dallas in second quarter.”

Forestar manages its operations through three business segments: real estate, oil and gas and other natural resources.

REAL ESTATE

Second Quarter 2015 Significant Highlights (Includes Ventures)

•	Sold 519 developed residential lots for over $73,400 per lot and average gross profit of over $34,400 per lot

•	Sold 783 acres of non-core residential tracts for over $4.0 million, generating earnings of $1.3 million

•	Sold 21 commercial acres for nearly $82,700 per acre

•	Sold 1,248 acres of undeveloped land for over $3,000 per acre

Segment Financial Results:

($ in millions)	Q2 2015	Q2 2014	Q1 2015
Segment Revenues	$39.4	$55.2	$32.8
Segment Earnings	$15.5	$27.3	$9.1

Real estate segment earnings decreased in second quarter 2015 compared with the prior year principally due to a second quarter 2014 gain of $10.5 million associated with the exchange of over 10,000 acres of timber leases for 5,400 acres of undeveloped land from the Ironstob venture, lower undeveloped land sales and decreased residential lot sales activity. In second quarter 2015, average lot prices were over $73,400 per lot and average gross profit was over $34,400 per lot, higher than second quarter 2014, reflecting stable market demand in our communities and low inventories. Second quarter 2015 real estate segment results also included a $1.2 million gain associated with reduction of the surety bond issued by the company in connection with the Cibolo Canyons Special Improvement District bond offering in 2014. Real estate segment earnings increased in second quarter 2015 compared with first quarter 2015 primarily due to higher residential lot and tract sales, and a $1.2 million gain associated with the surety bond reduction.

OIL AND GAS

Second Quarter 2015 Significant Highlights (Includes Ventures)

•
Incurred non-cash charges of approximately ($57) million principally for impairment of proved properties and unproved leasehold interests and exploratory dry hole costs related to non-core oil and gas assets in Oklahoma, Nebraska and Kansas

•	Increased oil production by over 21% compared with second quarter 2014, principally due to additional producing wells in the Bakken/Three Forks

•	Added nine Bakken/Three Forks gross wells; 10 Bakken/Three Forks gross wells waiting on completion at quarter-end with 6.5% average working interest

•	Leased 800 net mineral acres to third parties, principally in Louisiana

Segment Financial Results:

($ in millions)	Q2 2015	Q2 2014	Q1 2015
Segment Revenues	$16.2	$24.4	$13.2
Segment Earnings (Loss)	($56.9)	$9.5	($2.9)

Oil and gas segment results decreased in second quarter 2015 compared with second quarter 2014 and first quarter 2015 principally due to approximately ($57) million in non-cash charges, which include approximately ($25) million related to impairment of proved properties in Nebraska, Kansas and Oklahoma, ($21) million related to impairment of unproved leasehold interests in Oklahoma, Nebraska and Kansas, and ($11) million principally related to exploratory dry hole costs in Oklahoma. Excluding these non-cash charges, second quarter 2015 oil and gas segment results would be essentially break-even, as a 21% increase in oil production and lower operating costs offset a significant decline in average oil and gas prices. First quarter 2015 oil and gas segment results also included approximately $2.8 million in restructuring costs and $1.2 million in gains associated with the sale of leasehold interests.

OTHER NATURAL RESOURCES

Second Quarter 2015 Significant Highlights (Includes Ventures)

•	Sold over 55,300 tons of fiber for $13.62 per ton

•	Generated $0.2 million in revenues related to amortization and termination of existing groundwater reservation agreement

Segment Financial Results:

($ in millions)	Q2 2015	Q2 2014	Q1 2015
Segment Revenues	$1.9	$3.5	$1.8
Segment Earnings (Loss)	($0.0)	$2.1	($0.4)

Second quarter 2015 other natural resources segment results declined compared with prior year principally due to $1.4 million in earnings in second quarter 2014 associated with a groundwater reservation agreement and termination of a timber lease. Second quarter 2015 other natural resources segment earnings increased compared with first quarter 2015 principally due to lower operating costs and higher fiber sales volumes.

OUTLOOK

Acquiring, Entitling and Developing Residential and Mixed-Use Communities
“With relatively stable market demand in our residential communities and a backlog of almost 1,400 lots under contract with builders, we anticipate residential lot sales in 2015 to be in the range of 1,800 - 1,900 lots, with higher average lot margins compared with 2014. However, as a result of construction and inspection delays associated with abnormally wet weather conditions in Texas during second quarter, there is some timing risk associated with final completion and sale of approximately 300 lots currently under development near Houston, which may be delayed until first quarter 2016. In addition, consistent with our strategy and initiatives focused on growing our core real estate business, we have acquired five new residential community sites in 2015, representing approximately 640 future planned lots in Charlotte, Nashville, Tucson, Houston and Atlanta.”

Investing in Multifamily Opportunities
“We believe Forestar is well positioned to grow net asset value through development and ownership of high-quality multifamily communities with relatively stable supply and demand fundamentals in our target markets. Consistent with our strategic initiative to invest in multifamily opportunities, including projects which generate recurring cash flows, two new multifamily projects started construction in second quarter, Music Row in Nashville and Dillon in Charlotte. These two projects are wholly-owned, and are expected to represent an additional 609 multifamily units. We expect to continue to focus on growing our pipeline of multifamily development sites utilizing tax efficient strategies from timberland sales when possible. Construction has been substantially completed on Midtown Cedar Hill, near Dallas, which is almost 90% leased and is being marketed for sale. In addition, Acklen in Nashville and 360° in Denver both delivered units during second quarter and are leasing at rates above our investment underwriting.”

Harvesting Cash Flow from Oil and Gas
“We continue to expect 2015 oil and gas production to remain essentially flat compared with 2014, despite a significant reduction in capital investments. We have restructured our oil and gas business to focus on generating cash flow by significantly lowering planned capital expenditures and operating costs. As a result, excluding restructuring costs, second quarter 2015 oil and gas segment operating costs were down over 44% compared with second quarter 2014. Drilling and completion activity in second quarter 2015 was principally related to the Bakken/Three Forks, with nine gross Bakken/Three Forks wells generating initial production and ten gross wells waiting on completion. Only four new gross wells were approved in second quarter 2015 for approximately $1.3 million of additional investment, all located in the core of the Bakken/Three Forks. We anticipate 35-40 gross wells have generated or will commence initial production in 2015, principally related to 2014 well commitments."

Maximizing Long-Term Shareholder Value By Growing Net Asset Value
“Following completion of our strategic review in May, we are focused on building a best in class real estate business and growing net asset value by acquiring, entitling and developing residential and mixed-use communities and investing in multifamily opportunities, including projects which generate recurring cash flow. In addition, we are focused on maintaining balance sheet strength and financial flexibility with adequate liquidity, providing a solid platform for real estate growth and investment to maximize long-term shareholder value,” concluded Mr. DeCosmo.

The Company will host a conference call on August 5, 2015 at 10:00 am ET to discuss results of second quarter 2015. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Forestar’s Internet site at www.forestargroup.com. To access the conference call, listeners calling from North America should dial 1-855-546-9555 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-412-455-6094. The password is Forestar. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-855-859-2056 in North America and at 1-404-537-3406 outside North America. The password for the replay is 86155311.

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, oil and gas and other natural resources. At second quarter-end 2015, the real estate segment owns directly or through ventures over 111,000 acres of real estate located in 11 states and 14 markets in the U.S. The real estate segment has 11 real estate projects representing approximately 24,400 acres currently in the entitlement process, and 76 entitled, developed and under development projects in ten states and 13 markets encompassing over 10,700 acres, comprised of over 17,600 planned residential lots and approximately 1,900 commercial acres. The oil and gas segment includes approximately 935,000 net acres of oil and gas mineral interests, with approximately 590,000 acres of fee ownership located principally in Texas, Louisiana, Georgia, and Alabama, and approximately 345,000 net acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas. These leasehold interests include about 9,000 net mineral acres in the core of the prolific Bakken and Three Forks formations. The other natural resources segment includes sale of wood fiber and management of our recreational leases, and approximately 1.5 million acres of groundwater resources, including a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 20,000 acres of groundwater leases in central Texas. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but not limited to: general economic, market, or business conditions; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

FORESTAR GROUP INC.
(UNAUDITED)
Business Segments

	Second Quarter		First Six Months
	2015	2014	2015	2014
	(In thousands)
Revenues:
Real estate	$39,409	$55,173	$72,239	$120,653
Oil and gas	16,165	24,377	29,350	41,931
Other natural resources	1,856	3,463	3,646	5,034
Total revenues	$57,430	$83,013	$105,235	$167,618
Segment earnings (loss):
Real estate	$15,527	$27,297	$24,593	$50,872
Oil and gas	(56,867)	9,522	(59,808)	10,329
Other natural resources	(43)	2,079	(434)	1,551
Total segment earnings (loss)	(41,383)	38,898	(35,649)	62,752
Items not allocated to segments:
General and administrative expense	(5,177)	(5,566)	(11,197)	(10,734)
Share-based and long-term incentive compensation expense (a)	(23)	(3,219)	(3,481)	(3,532)
Interest expense	(8,715)	(7,370)	(17,536)	(12,873)
Other corporate non-operating income	47	130	95	252
Income (loss) before taxes	(55,251)	22,873	(67,768)	35,865
Income tax (expense) benefit	20,744	(8,051)	25,103	(12,709)
Net income (loss) attributable to Forestar Group Inc.	$(34,507)	$14,822	$(42,665)	$23,156

Net income (loss) per common share:
Diluted	$(1.01)	$0.34	$(1.25)	$0.53

Weighted average common shares outstanding (in millions):
Diluted (b)	34.3	43.7	34.2	43.7

	Second Quarter
Supplemental Financial Information:	2015	2014
	(In thousands)
Cash and cash equivalents	$98,761	$184,168

Senior secured notes	250,000	250,000
Convertible senior notes, net of discount	104,846	101,542
Tangible equity unit notes, net of discount	13,008	21,208
Other debt (c)	66,986	27,578
Total debt	$434,840	$400,328
Net debt	$336,079	$216,160
 _____________________

(a)
Share-based and long-term incentive compensation expense declined principally as result of a 15 percent decrease in our stock price since year-end 2014, compared with a ten percent decrease in our stock price since year-end 2013, which impacted the value of vested cash-settled awards.

(b)
Weighted average diluted shares outstanding during second quarter and first six months 2015 exclude 7.9 million shares associated with tangible equity units issued during fourth quarter 2013. The actual number of shares to be issued in December 2016 will be between 6.5 million - 7.9 million shares based on the market value of our stock. Weighted average diluted shares outstanding during second quarter and first six months 2014 includes 7.9 million shares associated with tangible equity units issued during fourth quarter 2013.

(c)
Other debt for second quarter-end 2015 consists principally of $47.4 million in senior secured loans for two multifamily properties, and excludes unconsolidated venture debt and outstanding letters of credit of approximately $127.6 million and $14.8 million, respectively.

FORESTAR GROUP INC.
REAL ESTATE SEGMENT
PERFORMANCE METRICS

	Second Quarter		First Six Months
	2015	2014	2015	2014
REAL ESTATE
Owned, Consolidated & Equity Method Ventures:
Residential Lots Sold	519	537	808	1,511
Revenue per Lot Sold	$73,413	$64,056	$74,422	$50,228
Commercial Acres Sold	21	3	54	3
Revenue per Commercial Acre Sold	$82,679	$96,774	$224,479	$96,774
Undeveloped Acres Sold	1,248	3,208	1,979	12,537
Revenue per Acre Sold	$3,027	$2,460	$2,928	$2,202
Owned & Consolidated Ventures:
Residential Lots Sold	271	481	513	1,317
Revenue per Lot Sold	$71,465	$60,651	$72,219	$47,644
Commercial Acres Sold	20	3	24	3
Revenue per Commercial Acre Sold	$73,345	$96,774	$117,014	$96,774
Undeveloped Acres Sold	903	2,950	1,634	12,279
Revenue per Acre Sold	$3,044	$2,473	$2,916	$2,200
Ventures Accounted For Using the Equity Method:
Residential Lots Sold	248	56	295	194
Revenue per Lot Sold	$75,543	$93,306	$78,253	$67,772
Commercial Acres Sold	1	—	30	—
Revenue per Commercial Acre Sold	$303,734	$—	$311,995	$—
Undeveloped Acres Sold	345	258	345	258
Revenue per Acre Sold	$2,983	$2,306	$2,983	$2,306

SECOND QUARTER 2015
REAL ESTATE PIPELINE

Real Estate	Undeveloped	In Entitlement Process	Entitled	Developed & Under Development	Total Acres (a)
Undeveloped Land
Owned	71,044
Ventures	4,358				75,402
Residential
Owned		21,762	7,160	626
Ventures			900	121	30,569
Commercial
Owned		2,668	1,073	529
Ventures			210	103	4,583
Total Acres	75,402	24,430	9,343	1,379	110,554

Estimated Residential Lots			15,333	2,270	17,603
 _____________________

(a)	Excludes acres associated with commercial and income producing properties.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT
PERFORMANCE METRICS

	Second Quarter		First Six Months
	2015	2014	2015	2014
Leasing Activity from Owned Mineral Interests
Acres Leased	800	1,380	1,623	3,121
Average Bonus / Acre	$254	$352	$297	$347
Delay Rentals Received	$14,000	$14,000	$84,000	$14,000
Oil & Gas Production
Royalty Interests (a)
Gross Wells (at end of the period)	528	547	528	547
Oil Production (Barrels) (b)	35,300	30,400	70,800	63,100
Average Oil Price ($ / Barrel)	$46.83	$91.75	$48.67	$88.44
Natural Gas Production (MMcf)	257.2	232.4	517.0	518.5
Average Natural Gas Price ($ / Mcf)	$2.56	$4.61	$3.01	$4.10
BOE Production (c)	78,100	69,100	157,000	149,500
Average Price ($ / BOE)	$29.58	$55.83	$31.87	$51.55
Working Interests
Gross Wells (at end of the period)	446	434	446	434
Oil Production (Barrels) (b)	253,900	206,900	512,000	346,200
Average Oil Price ($ / Barrel)	$50.44	$92.90	$43.59	$90.77
Natural Gas Production (MMcf)	301.8	227.5	562.4	427.9
Average Natural Gas Price ($ / Mcf)	$2.73	$4.39	$2.81	$4.84
BOE Production (c)	304,200	244,800	605,700	417,500
Average Price ($ / BOE)	$44.81	$82.59	$39.45	$80.22
Total Oil & Gas Interests
Gross Wells (d) (at end of the period)	942	948	942	948
Oil Production (Barrels) (b)	289,200	237,300	582,800	409,300
Average Oil Price ($ / Barrel)	$50.00	$92.75	$44.20	$90.41
Natural Gas Production (MMcf)	559.0	459.9	1,079.4	946.4
Average Natural Gas Price ($ / Mcf)	$2.65	$4.50	$2.91	$4.43
BOE Production (c)	382,300	313,900	762,700	567,000
Average Price ($ / BOE)	$41.70	$76.70	$37.89	$72.66
Average Daily Production
BOE per Day
Royalty Interests	859	760	868	828
Working Interests	3,342	2,690	3,346	2,305
Total	4,201	3,450	4,214	3,133
Working Interests BOE per Day
North Dakota	2,252	1,566	2,181	1,188
Kansas/Nebraska	543	586	607	562
Texas, Louisiana and Other	547	538	558	555
Total	3,342	2,690	3,346	2,305
 _____________________

(a)
Includes our share of venture activity of which we own a 50% interest. Our share of natural gas production was 40.1 MMcf and 82.4 MMcf in the second quarter and first six months of 2015 and 50.5 MMcf and 103.2 MMcf in the second quarter and first six months of 2014.

(b)	Oil production includes natural gas liquids (NGLs).

(c)	BOE – Barrels of oil equivalent (converting natural gas to oil at 6 Mcfe / Bbl).

(d)
Represent wells in which we own a royalty or working interest in a producing well. Includes wells operated by third-party lessees/operators. Excludes 32 and 33 working interest wells at second quarter-end 2015 and second quarter-end 2014, as we also own a royalty interest in these wells.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT

	Second Quarter		First Six Months
	2015	2014	2015	2014
Well Activity
Mineral Interests Owned (a)
Net Acres Held By Production	36,000	36,000	36,000	36,000
Gross Wells Drilled	—	—	—	—
Productive Gross Wells	528	547	528	547
Mineral Interests Leased
Net Acres Held By Production (b)	47,000	41,000	47,000	41,000
Gross Wells Drilled	12	45	31	66
Productive Gross Wells (c)	414	401	414	401
Total Well Activity
Net Acres Held By Production	83,000	77,000	83,000	77,000
Gross Wells Drilled	12	45	31	66
Productive Gross Wells	942	948	942	948
 _____________________

(a)	Represent wells in which we own a royalty or working interest in a producing well. Includes wells operated by third-party lessees/operators.

(b)	Excludes approximately 8,000 net acres in which we have an overriding royalty interest.

(c)
Excludes approximately 1,200 wells in which we have an overriding royalty, and 32 and 33 working interest wells at second quarter-end 2015 and second quarter-end 2014, as we also own a royalty interest in these wells.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT
MINERAL INTERESTS

MINERAL INTERESTS OWNED (a)

Forestar’s oil and gas segment includes approximately 590,000 owned net mineral acres principally located in Texas, Louisiana, Georgia and Alabama.

State	Unleased	Leased (b)	Held By Production (c)	Total (d)
		(Net acres)
Texas	209,000	16,000	27,000	252,000
Louisiana	130,000	5,000	9,000	144,000
Georgia	152,000	—	—	152,000
Alabama	40,000	—	—	40,000
California	1,000	—	—	1,000
Indiana	1,000	—	—	1,000
	533,000	21,000	36,000	590,000
 _____________________

(a)	Includes ventures.

(b)
Includes leases in primary lease term or for which a delayed rental payment has been received. In the ordinary course of business, leases covering a significant portion of leased owned net mineral acres may expire from time to time in a single reporting period.

(c)	Acres being held are producing oil or gas in paying quantities.

(d)
Texas, Louisiana, California and Indiana net acres are calculated as the gross number of surface acres multiplied by our percentage ownership of the mineral interest. Alabama and Georgia net acres are calculated as the gross number of surface acres multiplied by our estimated percentage ownership of the mineral interest based on county sampling.

MINERAL INTERESTS LEASED

Forestar’s oil and gas segment includes approximately 345,000 net mineral acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, Texas and North Dakota.

State	Undeveloped	Held By Production (a)	Total
Nebraska	232,000	11,000	243,000
Kansas	12,000	8,000	20,000
Oklahoma	22,000	17,000	39,000
Texas	10,000	2,000	12,000
North Dakota	4,000	5,000	9,000
Other	18,000	4,000	22,000
	298,000	47,000	345,000
 _____________________

(a)	Excludes approximately 8,000 net acres of overriding royalty interests.

FORESTAR GROUP INC.
OTHER NATURAL RESOURCES SEGMENT
PERFORMANCE METRICS

	Second Quarter		First Six Months
	2015	2014	2015	2014
Fiber Sales
Pulpwood tons sold	36,000	58,200	63,500	86,400
Average pulpwood price per ton	$9.39	$11.42	$9.06	$10.85
Sawtimber tons sold	19,300	49,600	39,400	78,500
Average sawtimber price per ton	$21.54	$23.23	$21.52	$22.67

Total tons sold	55,300	107,800	102,900	164,900
Average stumpage price per ton (a)	$13.62	$16.86	$13.83	$16.48

Recreational Activity
Average recreational acres leased	100,100	110,000	101,300	113,200
Average price per leased acre	$9.34	$9.69	$9.30	$9.41
 _____________________

(a)	Average stumpage price per ton is based on gross revenues less cut and haul costs.

FORESTAR GROUP INC.
PROJECTS IN ENTITLEMENT

A summary of our real estate projects in the entitlement process (a) at second quarter-end 2015 follows:

Project	County	Market	Project Acres (b)
California
Hidden Creek Estates	Los Angeles	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	Los Angeles	30

Georgia
Ball Ground	Cherokee	Atlanta	500
Crossing	Coweta	Atlanta	230
Fincher Road	Cherokee	Atlanta	3,890
Garland Mountain	Cherokee/Bartow	Atlanta	350
Martin’s Bridge	Banks	Atlanta	970
Mill Creek	Coweta	Atlanta	770
Wolf Creek	Carroll/Douglas	Atlanta	12,230
Yellow Creek	Cherokee	Atlanta	1,060

Texas
Lake Houston	Harris/Liberty	Houston	3,700
Total			24,430
 _____________________

(a)
A project is deemed to be in the entitlement process when customary steps necessary for the preparation of an application for governmental land-use approvals, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed. Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)	Project acres, which are the total for the project regardless of our ownership interest, are approximate. The actual number of acres entitled may vary.

FORESTAR GROUP INC.
REAL ESTATE PROJECTS

A summary of activity within our projects in the development process, which includes entitled (a), developed and under development real estate projects, at second quarter-end 2015 follows:

			Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned (b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (e)
Projects we own
California
San Joaquin River	Contra Costa/Sacramento	100%	—	—	—	288
Colorado
Buffalo Highlands	Weld	100%	—	164	—	—
Johnstown Farms	Weld	100%	281	313	2	3
Pinery West	Douglas	100%	86	—	20	106
Stonebraker	Weld	100%	—	603	—	—
Georgia
Mars Hill	Cobb	100%	—	57	—	—
Seven Hills	Paulding	100%	828	255	26	113
The Villages at Burt Creek	Dawson	100%	—	1,715	—	57
Other projects (17)	Various	100%	228	2,403	—	705
North & South Carolina
Habersham	York	100%	—	187	—	—
Walden	Mecklenburg	100%	—	387	—	—
Tennessee
Beckwith Crossing	Wilson	100%	—	99	—	—
Morgan Farms	Williamson	100%	79	94	—	—
Scales	Williamson	100%	—	87	—	—
Weatherford Estates	Williamson	100%	—	17	—	—
Texas
Arrowhead Ranch	Hays	100%	—	381	—	11
Bar C Ranch	Tarrant	100%	350	755	—	—
Barrington Kingwood	Harris	100%	166	14	—	—
Cibolo Canyons	Bexar	100%	944	825	130	56
Harbor Lakes	Hood	100%	231	—	21	—
Hunter’s Crossing	Bastrop	100%	510	—	54	49
Imperial Forest	Harris	100%	—	428	—	—
La Conterra	Williamson	100%	202	—	3	55
Lakes of Prosper	Collin	100%	127	160	4	—
Lantana	Denton	100%	1,207	557	14	—
Maxwell Creek	Collin	100%	941	60	10	—
Oak Creek Estates	Comal	100%	253	301	13	—
Parkside	Collin	100%	—	200	—	—
River's Edge	Denton	100%	—	202	—	—
Stoney Creek	Dallas	100%	221	487	—	—
Summer Creek Ranch	Tarrant	100%	983	268	35	44
Summer Lakes	Fort Bend	100%	666	403	56	—
Summer Park	Fort Bend	100%	69	130	28	68
The Colony	Bastrop	100%	454	1,431	22	31
The Preserve at Pecan Creek	Denton	100%	576	206	—	7
Village Park	Collin	100%	567	—	3	2
Westside at Buttercup Creek	Williamson	100%	1,496	1	66	—
Other projects (7)	Various	100%	1,565	21	133	7

			Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned (b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (e)
Other
Other projects (3)	Various	100%	543	320	—	—
			13,573	13,531	640	1,602
Projects in entities we consolidate
Texas
City Park	Harris	75%	1,311	504	52	113
Timber Creek	Collin	88%	—	601	—	—
Willow Creek Farms II	Waller/Fort Bend	90%	90	175	—	—
Other projects (2)	Various	Various	10	198	—	18
			1,411	1,478	52	131
Total owned and consolidated			14,984	15,009	692	1,733
Projects in ventures that we account for using the equity method
Texas
Entrada	Travis	50%	—	821	—	—
Fannin Farms West	Tarrant	50%	324	—	—	—
Harper’s Preserve	Montgomery	50%	473	1,255	30	49
Lantana - Rayzor Ranch	Denton	25%	1,163	—	50	—
Long Meadow Farms	Fort Bend	38%	1,496	308	187	118
Southern Trails	Brazoria	80%	818	178	1	—
Stonewall Estates	Bexar	50%	358	32	—	—
Other projects (2)	Various	Various	—	—	—	15
Total in ventures			4,632	2,594	268	182
Combined total			19,616	17,603	960	1,915
 _____________________

(a)
A project is deemed entitled when all major discretionary governmental land-use approvals have been received. Some projects may require additional permits and/or non-governmental authorizations for development.

(b)
Interest owned reflects our net equity interest in the project, whether owned directly or indirectly. There are some projects that have multiple ownership structures within them. Accordingly, portions of these projects may appear as owned, consolidated or accounted for using the equity method.

(c)
Lots are for the total project, regardless of our ownership interest. Lots remaining represent vacant developed lots, lots under development and future planned lots and are subject to change based on business plan revisions.

(d)	Commercial acres are for the total project, regardless of our ownership interest, and are net developable acres, which may be fewer than the gross acres available in the project.

(e)	Excludes acres associated with commercial and income producing properties.

A summary of our significant commercial and income producing properties at second quarter-end 2015 follows:

Project	Market	Interest Owned (a)	Type	Acres	Description
Radisson Hotel	Austin	100%	Hotel	2	413 guest rooms and suites
Eleven	Austin	100%	Multifamily	3	257-unit luxury apartment
Midtown	Dallas	100%	Multifamily	13	354-unit luxury apartment
360° (b)	Denver	20%	Multifamily	4	304-unit luxury apartment
Acklen (b)	Nashville	30%	Multifamily	6	320-unit luxury apartment
HiLine (b)	Denver	25%	Multifamily	6	385-unit luxury apartment
Elan 99 (b)	Houston	90%	Multifamily	14	360-unit luxury apartment
 _____________________

(a)	Interest owned reflects our total interest in the project, whether owned directly or indirectly.

(b)	Construction in progress.

FORESTAR GROUP INC.
CALCULATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

In our second quarter and first six month 2015 earnings release and conference call presentation materials furnished to the Securities and Exchange Commission on Form 8-K on August 5, 2015, we used certain non-GAAP financial measures. The non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial statements and the accompanying reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements and publicly filed reports in their entirety.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table shows a reconciliation of net income before special items and earnings per share excluding special items to net income and earnings per share (the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP). Net income excluding special items and earnings per share excluding special items are useful to evaluate the performance of the company because it excludes non-recurring non-cash impairments and other costs, which management believes are not indicative of the ongoing operating results of the business. A reconciliation of net income and earnings per share excluding special items to net income and earnings per share as computed under GAAP is illustrated below:

	Second Quarter		First Six Months
	2015	2014	2015	2014
	(In millions, except share data)

Net income (loss) - as reported	($34.5)	$14.8	($42.7)	$23.2
Earnings (loss) per share - as reported	($1.01)	$0.34	($1.25)	$0.53

Special items (after-tax):
Proved property impairments	16.3	—	16.3	—
Unproved leasehold interest impairments	13.5	—	13.5	—
Exploratory dry hole expense and other charges	6.9	—	6.9	—
Total special items (after-tax)	$36.7	$—	$36.7	$—
Total special items per share (after-tax)	$1.07	$—	$1.07	$—

Net income (loss) - excluding special items	$2.2	$14.8	($6.0)	$23.2
Earnings (loss) per share - excluding special items	$0.06	$0.34	($0.18)	$0.53

Real Estate Segment EBITDA is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, U.S. Generally Accepted Accounting Principles (GAAP). The company believes presenting non-GAAP Real Estate Segment EBITDA is helpful to analyze financial performance without the impact of items that may obscure trends in the company’s underlying performance. A reconciliation is provided below:

	Second Quarter		First Six Months
	2015	2014	2015	2014
	(In millions)

Real Estate Segment Earnings in accordance with GAAP	$15.5	$27.3	$24.6	$50.9
Depreciation, Depletion & Amortization	2.0	0.7	3.7	1.3
Real Estate Segment EBITDA	$17.5	$28.0	$28.3	$52.2